EXHIBIT 10.3

Amendment No. 1

to

Onfolio Holdings Inc. 2020 Equity Incentive Plan

On August 11, 2022, Onfolio Holdings Inc. effectuated a 1-for-4.7619 reverse split of its common stock, so that each 4.7619 shares of common stock issued and outstanding immediately prior to August 11, 2022 was combined and converted into one (1) share of common stock. As a result of the reverse split, the Onfolio Holdings Inc. 2020 Equity Incentive Plan (the “Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1.	Section 4.1 of the Plan shall be deleted in its entirety and replaced with the following:

4.1

Subject to adjustment in accordance with Section 11, no more than 2,600,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the "Total Share Reserve"); however, at the time of any grant of Awards under the Plan, no more than the lesser of (i) the Total Share Reserve, or (ii) the number of shares of Common Stock equal to 20% of the total shares of Common Stock outstanding at the time of any such grant of Awards under the Plan, shall be available for the grant of Awards under the Plan. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

2.	Section 4.3 of the Plan shall be deleted in its entirety and replaced with the following:

4.3

Subject to adjustment in accordance with Section 11, the maximum number of shares of Common Stock that may be issued in the aggregate pursuant to the exercise of Incentive Stock Options is equal to the number of shares of Common Stock available for the grant of Awards under the Plan (the "ISO Limit").

3.	All other provisions of the Plan remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.

Adopted by the Board of Directors on August 15, 2022.

Adopted by the stockholders on August 15, 2022.